Exhibit 99.1

Sino Green Land Reports $41.2 Million in Revenue and $1.7 Million of Net Income for the First Quarter of 2011

Guangzhou, China – May 17, 2011 – Sino Green Land Corporation (OTCQB: SGLA), a leading distributor of high-end fruits and vegetables in China, today announced its reported financial results for the three months ended March 31, 2011.

First quarter 2011 highlights (year-over-year):

•	Sales reached $41.2 million, an increase of 23%
•	Gross profit increased 22% to $4.4 million
•	Net income of $1.7 million vs. net loss in the same period of 2010
•	No long-term debt and shareholder’s equity of $54.7 million

Mr. Xiong Luo, Chief Executive Officer of Sino Green Land, commented, “We had yet another strong quarter demonstrating the success of our co-op model, whereby we obtained our produce from local farmers pursuant to agreements with the farming cooperatives, and in return, we provide these farmers with land to grow the produce and an outlet for their produce. The Company’s strong performance in the first quarter of this year reflects higher average sales prices in the fruits. Overall, our consistent delivery of high quality produce and services has led to a revenue increase of 23% compared to the same period last year, as well as strong margin improvement and $1.7 million of net income.  Looking ahead, we remain confident in the outlook for sustained growth and improved profitability for the balance of 2011.”

Mr. Luo continued, “Sino Green Land Corporation continues to take advantage of the growing demand for healthy food in China. We are underway with the interior construction of our new Metro Green Food Distribution Hub in the Guangdong wholesale market. We believe that our hub will be the first centralized distribution center for green foods in China.  Green foods are healthy and environmentally friendly and their profit margins are expected to be higher than our current products.  We are uniquely positioned to capitalize on this opportunity due to our established distribution channels and our relationship with the China Green Foods Association.  We are excited by the forthcoming debut of this new hub, which we expect will become a pillar of our overall business success.  However, we will require additional financing in order for us to commence operations in this business”

Revenue for the three months ended March 31, 2011 increased 23% to $41.2 million, as compared to $33.6 million for the three months ended March 31, 2010. The increase was primarily due to higher average sales price of produce which offset a modest decline in the volume of Fuji apples we sold during the period. Gross profit increased 22% to $4.4 million for the three months ended March 31, 2011, as compared to $3.6 million for the three months ended March 31, 2010, representing gross margins of approximately 10.8% and 10.8%, respectively.  Net income for the three months ended March 31, 2011 was $1.7 million, or $0.01 per diluted share, compared to net loss applicable to common shareholders of $0.4 million, or $0.00 per diluted share, for the same period last year.  The net loss for the 2010 quarter reflected a $2.3 million negative change in derivate liability as compared with income from change in derivative liability of $476,000 in the 2011 period.

As of March 31, 2011, the company had cash and cash equivalents of $1.0 million, no long-term debt and shareholders’ equity of $54.7 million.

The Company’s balance sheet and statements of operations are set forth in tables 1 and 2 to this press release.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits -- Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.  Our website is http://www.sinogreenland.com.  Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This press release may contain forward-looking statements.  Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Form 10-K annual report and . “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as information contained in our other filings with the SEC.   The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

Table 1

SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	MARCH 31, 2011	DECEMBER 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$958,120	$925,329
Accounts receivable, net	244,907	261,403
Inventories	53,967	8,684
Advances-current portion	772,711	-
Other current assets	221,240	114,026
Total Current Assets	2,250,945	1,309,442

Property and Equipment, net	6,237,122	6,238,784

Intangible Assets, net	19,291,249	9,515,732

Deposit	491,012	487,916

Advances	8,678,165	4,816,467

Long-term Prepayments	21,829,564	21,955,769
Total Assets	$58,778,057	$44,324,110

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,116,826	$2,719,724
Advances from customers	-	15,125
Due to related parties	18,065	120,840
Shares to be issued as stock compensation	486,217	384,817
Shares to be issued	70,000	70,000
Derivative liability	431,785	908,142
Total Current Liabilities	4,122,894	4,218,648

Shareholders' Equity
Preferred stock, par value $.001 per share, 20,000,000 shares authorized, of which 2,000,000 shares are designated as series A convertible preferred stock, with 1,259,858 and 1,409,858 shares outstanding on March 31, 2011 and December 31, 2010, respectively	1,260	1,410
Common stock, $0.001 par value, 780,000,000 shares authorized, 213,512,924 and 157,793,840 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	213,513	157,794
Additional paid in capital	31,963,310	19,438,509
Other comprehensive income	2,163,558	1,883,058

Retained earnings	20,313,523	18,624,692
Total shareholders' equity	54,655,164	40,105,462

Total Liabilities and Stockholders' Equity	$58,778,057	$44,324,110

Table 2

SINO GREEN LAND CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	THREE MONTHS ENDED
	MARCH 31,
	2011	2010 Restated
Sales	$41,233,897	$33,555,804

Cost of goods sold	36,795,972	29,919,804

Gross profit	4,437,925	3,636,000

Operating expenses
Selling expenses	1,026,857	792,180
General and administrative expenses	1,612,206	442,737
Salary and Wages	263,955	208,396
Stock Compensation	312,000	3,625
Total operating expenses	3,215,018	1,446,938

Operating income	1,222,907	2,189,061

Other income(expense)
Interest income (expense)	396	1,606
Change in derivative liability	476,356	(2,272,481)
Others, net	(10,828)	(2,370)
Total other income (expense)	465,924	(2,273,245)

Net income	1,688,831	(84,183)
Deemed preferred stock dividend	-	(350,000)
Net income applicable to common stockholders	1,688,831	(434,183)

Comprehensive income:
Net income	1,688,831	(84,183)
Other comprehensive income (loss)
Foreign currency translation gain (loss)	280,500	(3,729)

Comprehensive income	$1,969,331	$(87,912)

Net income per share
Basic	$0.01	$(0.00)
Diluted	$0.01	$(0.00)
Weighted average number of shares outstanding
Basic	196,336,084	109,193,511
Diluted	216,845,606	144,961,005